UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2007
Adams Respiratory Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51445	75-2725552

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4 Mill Ridge Lane, Chester, New Jersey 07930

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (908) 879-1400
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) In a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2007, Adams Respiratory Therapeutics, Inc. (the “Company”) reported that David P. Becker resigned from his position as Chief Financial and Administrative Officer and Treasurer. In that Current Report, the Company also announced the promotion of Rita M. O’Connor to Chief Financial Officer and Treasurer to succeed Mr. Becker. On March 1, 2007, the Company entered into a Separation and Independent Consulting Agreement (the “Consulting Agreement”) with Mr. Becker. According to the terms of the Consulting Agreement, the Company will pay Mr. Becker a fee of $5,000 per month in exchange for up to ten hours of consulting services per month, plus $500 per hour for any hours in excess of ten. Mr. Becker will also receive reimbursement of reasonable out-of-pocket expenses incurred in the performance of his consulting duties. In addition to his consulting fees, on September 2, 2007, Mr. Becker will receive a single separation payment from the Company equal to approximately $95,000, and monthly separation payments equal to $15,833.33 for 18 months thereafter.
     The Consulting Agreement further provides that, in consideration of the consulting fees and separation payments, Mr. Becker agrees not to compete with the Company or its subsidiaries for a period of two years, not to solicit or otherwise interfere with the relationship between the Company and any current or former employee of the Company or its subsidiaries for a period of one year, and not to solicit competitive business from any customer of the Company or the Company’s subsidiaries for a period of two years. Under the terms of the Consulting Agreement, Mr. Becker also agrees to a general release of the Company, its officers, directors and employees, and its fiduciaries, agents or representatives from all claims and demands. Additionally, the Employee Nondisclosure and Invention Assignment Agreement entered into between the Company and Mr. Becker as of July 2, 2001 will remain in effect.
     On March 1, 2007, the Company entered into an Income Security Agreement with Rita M. O’Connor, the Company’s Chief Financial Officer and Treasurer. Under the terms of the Income Security Agreement, if the Company terminates Ms. O’Connor without cause (as defined therein) or if Ms. O’Connor resigns for good reason (as defined therein) within one year after a change in control (as defined therein), she will receive severance benefits in an amount equal to her earned but unpaid salary, any awarded but unpaid bonus from the previous fiscal year and one year of annual base salary. In addition, Ms. O’Connor and her dependents will continue to receive health benefits for one year following the date of termination. In the event Ms. O’Connor incurs any change of control excise tax liability as a result of payments or benefits she receives, Ms. O’Connor will be entitled to either (i) all payments and benefits to which she is entitled, or (ii) the amount of payments and benefits to which she is entitled, reduced to the minimum extent necessary to avoid the imposition of the excise tax, whichever results in Ms. O’Connor retaining a greater after-tax amount. The Income Security Agreement also provides that Ms. O’Connor agrees not to disclose confidential information of the Company, or for one year after termination, to compete with the Company or its subsidiaries, to solicit or otherwise interfere with the relationship between the Company and any current or former employee of the Company or its subsidiaries, or to solicit competitive business from any customer of the Company or the Company’s subsidiaries.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
          The following exhibits are furnished with this Current Report on Form 8-K:

Exhibit
Number	Description
99.1	Separation and Independent Consulting Agreement, dated March 1, 2007, by and between the Company and David P. Becker.

99.2	Income Security Agreement, dated March 1, 2007, by and between the Company and Rita M. O’Connor.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS RESPIRATORY THERAPEUTICS, INC. (Registrant)
March 7, 2007	By:	/s/ Walter E. Riehemann
Walter E. Riehemann
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Separation and Independent Consulting Agreement, dated March 1, 2007, by and between the Company and David P. Becker.

99.2	Income Security Agreement, dated March 1, 2007, by and between the Company and Rita M. O’Connor.